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CONTACT:
Kara Stancell, Investor Relations & Corporate Communications, (602) 808-3854

    MEDICIS REPORTS FOURTH QUARTER AND YEAR-END FISCAL 2004 FINANCIAL RESULTS

SCOTTSDALE, Arizona--August 24, 2004--Medicis (NYSE:MRX) today announced fourth quarter fiscal 2004 net revenue growth of approximately 32% to $88.0 million with "if-converted" net income of $24.5 million, or $0.37 per diluted share. The Company reported Generally Accepted Accounting Principles ("GAAP") net income for the fourth quarter fiscal 2004 of $23.7 million. Included in net income is a tax-effected loss of approximately $249,000 associated with the loss on sale of certain product rights. The Company reported fourth quarter fiscal 2003 net revenues of $66.7 million with net income of $17.1 million, or $0.30 per diluted share, absent a $3.3 million tax-effected special charge reported during the fourth quarter of fiscal 2003 associated with a research and development collaboration. Including the $3.3 million tax-effected special charge reported during the fourth quarter of fiscal 2003, Medicis reported GAAP net income of $13.9 million, or $0.24 per diluted share for fourth quarter fiscal 2003.

For fiscal year 2004, Medicis reported net revenue growth of approximately 23% to $303.7 million with "if-converted" net income of $73.2 million, or $1.13 per diluted share, absent a $37.5 million tax-effected loss associated with the early extinguishment of debt reported in the first quarter of fiscal 2004 and absent a $1.6 million tax-effected special charge associated with a research and development collaboration reported in the second quarter of fiscal 2004. Included in net income is a tax-effected loss of approximately $249,000 associated with the loss on sale of certain product rights. Including the special charges and the loss on sale of certain product rights, the Company reported GAAP net income of $30.8 million, or $0.52 per diluted share for fiscal 2004.

Comparatively, Medicis reported fiscal 2003 net revenues of $247.5 million with net income of $63.5 million, or $1.13 per diluted share, absent a $12.2 million tax-effected special charge reported during fiscal 2003 associated with research and development collaborations. Including the tax-effected special charge of $12.2 million reported during fiscal 2003, the Company reported GAAP net income of $51.3 million, or $0.91 per diluted share for fiscal 2003.

Fourth quarter and fiscal year-end 2004 diluted per share amounts are calculated using the "if-converted" method of accounting in accordance with GAAP due to the outstanding 2.5% Convertible Senior Notes meeting the criteria for conversion, regardless of whether the bondholders actually convert their bonds into shares. For the year ended June 30, 2004, the dilutive shares relative to the convertible notes do not impact GAAP earnings per share, as they are anti-dilutive. Fourth quarter and fiscal year-end 2003 diluted per share amounts do not reflect the "if-converted" method, as the criteria for conversion had not been met.

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

"We are pleased to announce the completion of the strongest quarter and fiscal year in the Company's history," said Jonah Shacknai, Chairman and Chief
Executive Officer of Medicis. "Fiscal 2004 was another noteworthy year for Medicis, with several significant milestone achievements, including exceptional sales growth through the launch of RESTYLANE(R), exceeding $125 million in cash flow from operations, surpassing $80 million in revenues for the first time during one quarter, and accumulating over $1 billion in assets. We express our gratitude to the physicians and the exceptional Medicis team for their support as we continue our expansion into the aesthetics market and remain focused on our commitment to increasing shareholder value in fiscal 2005."

Fiscal 2004 year-end net revenues increased approximately 23%, primarily as a result of overall growth in sales of RESTYLANE(R), DYNACIN(R), LOPROX(R) and TRIAZ(R). At the end of the fourth quarter, the Company's core brands included DYNACIN(R), LOPROX(R), OMNICEF(R), PLEXION(R), RESTYLANE(R) and TRIAZ(R). For fiscal 2004, core brands, including ORAPRED(R), represented approximately 87% of total product sales. During fiscal 2004, prescription volume growth for the Company's core brands, excluding RESTYLANE(R), increased 15% and 13% in new and total prescriptions, respectively. The Company's gross profit margin was approximately 85% for the fiscal 2004 year-end.

For the fourth quarter fiscal 2004, cash flow from operations was $50.5 million, compared to $16.0 million for the fourth quarter fiscal 2003, or a 215% increase. During fourth quarter fiscal 2004, selling, general and administrative expenses decreased approximately 1 percentage point as a percentage of sales compared to fourth quarter fiscal 2003, increasing approximately 27% in fourth quarter fiscal 2004 to $30.3 million, compared to $23.9 million for fourth quarter fiscal 2003.

Cash flow from operations for fiscal 2004 was $128.0 million, compared to $84.7 million for fiscal 2003, or a 51% increase. Selling, general and administrative expenses for fiscal 2004 increased approximately 29% to $118.3 million, primarily due to the incremental costs incurred with the product launch and first U.S. commercial sales of RESTYLANE(R), which began on January 6, 2004. Such incremental costs associated with the product launch included the hiring of a dedicated aesthetics sales force, additional headquarters personnel to support sales force efforts, including product management, customer service and training personnel, expenses associated with public relations, physician training and continuing medical education, and other administrative expenses.

During fiscal 2004, research and development expense, absent special charges, increased approximately 50% to $14.1 million for the year, primarily due to the advancement of the Company's research and development pipeline. Depreciation and amortization expense for fiscal 2004 increased approximately 66% to $16.8 million, primarily due to the amortization of the purchase price for the exclusive rights to RESTYLANE(R) in the United States and Canada.

The Company's previously released fiscal year 2005 revenue and earnings guidance remains unchanged and is as follows: fiscal year 2005 revenues of approximately $365 million and earnings per share guidance of approximately $1.42; first quarter fiscal year 2005 (for the quarter ending September 30, 2004) revenue guidance of approximately $85 million and earnings per share guidance of approximately $0.29; second quarter fiscal year 2005 (for the quarter ending December 31, 2004) revenue guidance of approximately $89 million and earnings per share guidance of approximately $0.35; third quarter fiscal 2005 (for the quarter ending March 31, 2005) revenue guidance of approximately $93 million and earnings per share guidance of approximately $0.36; and fourth quarter fiscal year 2005 (for the quarter ending June 30, 2005) revenue guidance of approximately $98 million and earnings per share guidance of approximately $0.42. At the time of this disclosure, Medicis believes these objectives are attainable based upon information currently available to the Company. The Company's business is subject to all risk factors outlined in the Company's most recent annual report on Form 10-K, its Form S-3 registration statement and other filed documents with the Securities and Exchange Commission. At the time of this release, the Company cannot, among other things, assess the forthcoming results

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

of the Company's research and development projects and the risks associated with the FDA approval process, risks associated with significant competition within the Company's industry, risks associated with changes in laws, risks related to general economic conditions, including interest rate fluctuations, nor can the Company validate its assumptions of the full impact on its business of the approval of competitive generic versions of the Company's core brands, or any future competitive product approvals that may affect the Company's brands. Additionally, Medicis may acquire and/or license products or technologies from third parties to enter into new strategic markets. The Company periodically makes up-front, non-refundable payments to third parties for research and development work which has been completed and periodically makes additional non-refundable payments for the achievement of various milestones. There can be no certainty which periods these potential payments could be made, or if any payments such as these will be made at all. The stated estimated future guidance does not include the potential payments associated with any such transactions.

Medicis is the leading independent specialty pharmaceutical company in the United States focusing primarily on the treatment of dermatological and podiatric conditions and aesthetics medicine. Medicis has leading branded prescription products in a number of therapeutic categories, including acne, eczema, fungal infections, psoriasis, rosacea, seborrheic dermatitis and skin and skin-structure infections. The Company's products have earned wide acceptance by both physicians and patients due to their clinical effectiveness, high quality and cosmetic elegance.

The Company's products include the prescription brands RESTYLANE(R), DYNACIN(R) (minocycline HCl), LOPROX(R) (ciclopirox), OMNICEF(R) (cefdinir), PLEXION(R) (sodium sulfacetamide/sulfur), TRIAZ(R) (benzoyl peroxide), LIDEX(R) (fluocinonide), and SYNALAR(R) (fluocinolone acetonide), the over-the-counter brand ESOTERICA(R), and BUPHENYL(R) (sodium phenylbutyrate), a prescription product indicated in the treatment of Urea Cycle Disorder. For more information about Medicis, please visit the Company's website at www.medicis.com.

Except for historical information, this press release includes "forward-looking statements" within the meaning of the Securities Litigation Reform Act. All statements included in this press release that address activities, events or developments that Medicis expects, believes or anticipates will or may occur in the future are forward-looking statements. This includes earnings estimates, future financial performance and other matters. These statements are based on certain assumptions made by Medicis based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Medicis. Any such projections or statements include the current views of Medicis with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such results will be achieved. Medicis cannot validate its assumptions of the full impact on its business of the approval of competitive generic versions of its core brands, including DYNACIN(R) Tablets and/or LOPROX(R), or any future competitive product approvals that may affect its brands. Also, there are a number of additional important factors that could cause actual results to differ materially from those projected, including the anticipated size of the markets, the availability of product supply, the receipt of required regulatory approvals, the ability to realize anticipated synergies and benefits of the Q-Med transactions, the risks and uncertainties normally incident to the pharmaceutical industry, dependence on sales of key products, the uncertainty of future financial results and fluctuations in operating results, dependence on Medicis' strategy including the uncertainty of license payments and/or other payments due from third parties, the timing and success of new product development by Medicis or third parties, product introductions, the risks of pending or future litigation, and other risks described from time to time in Medicis' SEC filings including its Annual Report on Form 10-K for the year ended June 30, 2003. There can be no assurance as to when or if any of the holders of the Notes will have the right to convert or if the Notes will be converted, and what impact the increase in the number of shares outstanding will have on its

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

results of operations. Forward-looking statements represent the judgment of Medicis' management as of the date of this release, and Medicis disclaims any intent or obligation to update any forward-looking statements.

NOTE: Full prescribing information for any Medicis prescription product is available by contacting the Company. OMNICEF(R) is a registered trademark of Abbott Laboratories, Inc. under a license from Fujisawa Pharmaceutical Co., Ltd. RESTYLANE(R) is a registered trademark of HA North American Sales AB, a subsidiary of Medicis Pharmaceutical Corporation. All other marks (or brands) and names are the property of Medicis or its Affiliates.

                                     Medicis
                        Summary Statements of Operations
                      (in thousands, except per share data)

                                                                Three Months Ended                          Year Ended
                                                                     June 30,                                June 30,
                                                       ------------------------------------- ---------------------------------------
                                                              2004                2003                   2004              2003
                                                       ------------------------------------- ---------------------------------------
Revenues                                                    $ 87,954           $ 66,705               $ 303,722         $ 247,539
Cost of sales                                                 12,070             10,681                  46,606            38,260
                                                            --------                 --               ---------         ---------
    Gross profit                                              75,884             56,024                 257,116           209,279
Operating expenses:
    Selling, general and administrative                       30,345(a)          23,909                 118,253(a)         91,648
    Research and development                                   4,119              8,215(b)               16,494(c)         29,568(d)
    Depreciation and amortization                              4,921              3,378                  16,794            10,125
                                                            --------           --------               ---------         ---------
           Total operating expenses                           39,385             35,502                 151,541           131,341
Operating income                                              36,499             20,522                 105,575            77,938
Interest expense, net                                        (310)                 (408)                   (758)             (278)
Loss on early extinguishment of debt                              --                 --                 (58,660)               --
Income tax expense                                           (12,484)            (6,263)                (15,317)          (26,404)
                                                            --------                 --               ---------         ---------
    Net income                                              $ 23,705           $ 13,851               $  30,840         $  51,256
                                                            ========           ========               =========         =========
Basic net income per common share                              $0.42              $0.25                   $0.55             $0.94
                                                               =====              =====                   =====             =====
Diluted net income per common share                            $0.37(e)           $0.24                   $0.52(f)          $0.91
                                                               =====              =====                   =====             =====
Shares used in basic net income per common share              56,889             54,343                  55,618            54,376
Shares used in diluted net income per common share            66,799             56,871                  59,258            56,422
Cash flow from operations                                   $ 50,536           $ 16,035                $127,964         $  84,667
------------------------------------------------------------------------------------------------------------------------------------
GAAP Net income                                             $ 23,705           $ 13,851               $  30,840         $  51,256
   Interest expense and associated bond offering
    costs (tax-effected)                                         836(e)              --                   3,345(f)             --
   Special charge for R&D (tax-effected)                          --              3,279                   1,575            12,225
   Loss on early extinguishment of debt
    (tax-effected)                                                --                 --                  37,474                --
                                                            --------           --------               ---------         ---------

"If-converted" net income absent special charge
  and loss on early extinguishment of debt                  $ 24,541           $ 17,130               $  73,234         $  63,481
                                                            ========           ========               =========         =========
         Shares used in diluted net income per common
         share                                                66,799             56,871                  65,081            56,422

         Diluted net income per common share                   $0.37              $0.30                   $1.13             $1.13
                                                               =====              =====                   =====             =====
------------------------------------------------------------------------------------------------------------------------------------

(a) Reported selling, general and administrative expenses include a special charge of $0.4 million ($0.2 million tax-effected) relating to a loss on the sale of certain product rights.

(b) Reported R&D expenses include a special charge of $6.0 million ($3.3 million tax-effected) relating to a research & development collaboration.

(c) Reported R&D expenses include a special charge of $2.4 million ($1.6 million tax-effected) relating to a research & development collaboration.

(d) Reported R&D expenses include a special charge of $20.2 million ($12.2 million tax-effected) relating to research & development collaborations.

(e) To calculate diluted earnings per share, tax-effected net interest on the 2.5% contingent convertible notes and associated bond offering costs of $836,000 is added back to GAAP net income for the three months ended June 30, 2004, and divided by shares used in diluted net income per common share.

(f) To calculate diluted earnings per share, tax-effected net interest on the 2.5% contingent convertible notes and associated bond offering costs of $3,345,000 is added back to GAAP net income for the year ended June 30, 2004, and divided by shares used in diluted net income per common share. For GAAP diluted net income per common share for the year ended June 30, 2004, the dilutive shares relative to the convertible notes are not included as they are anti-dilutive.

                                 Balance Sheets
                                 --------------

                                                                       At June 30, 2004        At June 30, 2003
Assets
  Cash, cash equivalents & short-term investments                          $634,040                $552,663
  Accounts receivable, net                                                   47,858                  51,661
  Inventory, net                                                             19,540                  14,005
  Other current assets                                                       32,425                  27,299
                                                                             ------                  ------
     Total current assets                                                    33,863                 645,628
  Property and equipment, net                                                 5,842                   3,094
  Intangible assets, net                                                    331,144                 274,120
  Other assets                                                                7,535                   9,999
                                                                              -----                   -----
     Total assets                                                        $1,078,384                $932,841
                                                                         ==========                ========

Liabilities and stockholders' equity
  Current liabilities                                                      $ 67,120               $  68,847
  Contingent convertible senior notes 2.5% due 2032                         169,157                 400,000
  Contingent convertible senior notes 1.5% due 2033                         283,910                      --
  Deferred tax liability                                                      2,894                   2,873
  Stockholders' equity                                                      555,303                 461,121
                                                                            -------                 -------
     Total liabilities and stockholders' equity                          $1,078,384                $932,841
                                                                         ==========                ========

Working capital                                                            $666,743                $576,781
                                                                           ========                ========

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